Exhibit 4.15


              NON-QUALIFIED STOCK OPTION AGREEMENT

                  SOUTHERN NATIONAL CORPORATION


     THIS STOCK OPTION AGREEMENT made this _____ day of ___________, 1994, by and between Southern National Corporation, a North Carolina corporation ("SNC"), for itself and its subsidiaries, and _________________ ("Optionee"), in accordance with an employment agreement entered into between Southern National Bank of North Carolina ("SNBNC") and Optionee on the same date (the "Employment Agreement").

     SNBNC desires to compensate Optionee for the services to be rendered pursuant to the Employment Agreement by affording
Optionee an opportunity to purchase its common stock, $5.00 par value per share ("SNC Common Stock" or the "Shares"), as hereinafter provided,

     NOW, THEREFORE, in consideration of the foregoing, of the mutual promises set forth below, in the Employment Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

     1. Grant of Option. SNC hereby grants to Optionee the right and option (the "Option") to purchase all or any part of an aggregate of ______ Shares of SNC Common Stock on the terms and conditions herein set forth.

     This Option shall entitle Optionee to purchase SNC Common
Stock from its authorized, unissued and registered share reserve, such Shares to be the subject of a Registration Statement filed by SNC pursuant to the Securities Act of 1933, as amended.

     2.   Purchase Price.

          (a) The purchase price of the SNC Common Stock covered by this Option shall be equal to the average of the high and low sales prices of such Shares as reported on the New York Stock Exchange ("NYSE") Composite Transactions reporting system on the date of the Employment Agreement between the Optionee and SNBNC.

          (b) The purchase price of the Shares as to which the Option shall be exercised shall be paid in full in cash, check or by the Optionee's transfer to the order of SNC, a sufficient number of shares of SNC Common Stock then owned by the Optionee and which are registered in the name of the Optionee immediately prior to such transfer, which total shares equal the amount of the purchase price as determined by the value of such SNC Common Stock reported at the close of trading in such stock on the NYSE Composite Transactions reporting system as of the date that the purchase price is paid to SNC by the Optionee or, a combination of both cash and SNC Common Stock as described above.

          (c) Optionee shall not have any of the rights of a shareholder with respect to the Shares covered by the Option except to the extent that one or more stock certificates for such Shares shall have been delivered to him upon the due exercise of the Option.

     3. Term of Option. The term of the Option shall be for a period of ten (10) years from the date hereof, subject to earlier termination as provided in paragraphs 6(b) and 8 below. The Option may be exercised in whole Shares at any time or from time to time, as to any part of or all of the Shares covered hereby in accordance with the vesting schedule set forth in paragraph 5.

     4. Non-transferability. The Option shall not be transferable otherwise than upon death, by will or the laws of descent and distribution. During the lifetime of the Optionee, the Option may be exercised only by him. Further, the Option may not be assigned, transferred, pledged or hypothecated in any way; it shall not be assignable by operation of law, and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, or the levy of any execution, attachment, or similar process upon the Option, shall be null or void and without effect.

     5. Vesting Schedule of Options. With respect to the number of Shares of SNC Common Stock granted to the Optionee in paragraph 1 hereof, the Option shall be exercisable in accordance with a vesting schedule. On the date of grant, the Optionee will be entitled to exercise thirty-four percent (34%) of the number of Shares granted in the Option. On the first anniversary date after the date of this Agreement and the second anniversary date thereafter, the Optionee will be entitled to exercise an additional thirty-three percent (33%) of the number of Shares granted in the Option, until the right to purchase all Shares to which this Option relates has fully vested.

     6. Termination of Employment. Subject to the term of the Option as set forth in paragraph 3 hereof:

          (a) In the event that Optionee's employment by SNC or its subsidiaries under its Employment Agreement terminates by reason of the Optionee's disability (as defined in SNBNC's Long Term Disability Plan) or retirement, the Option shall become fully vested and may be exercised by the Optionee in full at any time during the ten-year term of the Option, as set forth in paragraph 3.

          (b) In the event that the employment of Optionee by SNC or its subsidiaries terminates by reason of the death of the Optionee, the Option may be exercised by the Optionee's executor, estate or beneficiary in full for one (1) year from the date of the Optionee's death or until the term of the Option set forth in paragraph 3 expires, whichever is later.

          (c) In the event that Optionee voluntarily terminates his Employment Agreement (other than because of regular or early retirement), the Option granted hereunder shall be forfeited with respect to Shares that have not vested in accordance with paragraph 5.

          (d) So long as the Optionee continues to be an employee of SNBNC under the Employment Agreement, the Option shall not be affected by any change in the duties or position of Optionee. Nothing in this Option shall confer upon the Optionee any right to continue as an employee of SNBNC or to interfere in any way with the right of SNC or its subsidiaries to terminate that employment at any time in accordance with the terms of the Employment Agreement.

     7.   Method of Exercising Option.

          (a) Subject to the terms and conditions of this Option, it may be exercised by written notice to SNC at its Stock Transfer Department located at the office of Southern National Bank of North Carolina, 500 N. Chestnut Street, Lumberton, North Carolina 28358, or at such other location selected by SNC, on a form substantially similar to the form attached hereto as Exhibit
I. Such notice shall state the election to exercise the Option and the number in respect of which it is being exercised and shall be signed by the person so exercising the Option.

          (b) Such notice shall either (i) be accompanied by payment of the full purchase price for the Shares being purchased, in which event SNC shall deliver or cause to have delivered a certificate or certificates representing such Shares as soon as practicable after the notice shall be received; or
(ii) shall fix a date not less than five (5) nor more than ten
(10) business days from the date the notice shall be received by the Stock Transfer Department, for the payment of the full purchase price of such Shares against delivery of a certificate or certificates representing such Shares.

          (c) Payment of such purchase price shall, in either case, be made in accordance with paragraph 2(b) of this Option.

          (d) The certificate or certificates for the Shares as to which the Option shall have been so exercised shall be registered in the name of the person so exercising the Option; or if the Option shall be exercised by the Optionee and the Optionee shall so request in the notice exercising the Option, shall be registered in the name of the Optionee and another person jointly, or with a right of survivorship; and shall be delivered as provided above to or upon the written order of the person exercising the Option.

          (e) In the event that the Option shall be exercised pursuant to this paragraph 7 by any person other than the Optionee, such notice shall be accompanied by appropriate proof of the right of such person to exercise the Option. All Shares that shall be purchased upon the exercise of the Option as provided herein shall be fully paid and non-assessable, and registered under the Securities Act of 1933, as amended, as well as applicable state securities laws.

     8. Change of Corporate Control. In the event that there is a "change of control" of SNC within the meaning of the Securities Act of 1933, as amended, subsequent to the date hereof, the vesting of this Option as set forth in paragraph 5 hereof, will be deemed to be accelerated and shall immediately be exercisable, subject to those limitations set forth in paragraph 6 hereof with respect to the Optionee's termination of employment. In addition to the foregoing, in the event of a merger or consolidation to which SNC is a party (other than as the surviving entity), or of any other acquisition of a majority of the outstanding shares of the Common Stock of SNC, or of any transfer of all or substantially all of the assets of SNC or of SNC's liquidation or dissolution, SNC shall send Optionee prior written notice of the effectiveness of such event and the last day on which Optionee may exercise the Option, which shall be at least thirty (30) days after such notice is sent and prior to the time such transaction is consummated. Optionee may, upon compliance with all of the terms of this Option, and notwithstanding the vesting schedule set forth in paragraph 5, purchase any or all of the Shares on or prior to the last day specified in such notice, and, to the extent the Option is not exercised, it shall expire at 5:00 P.M. on the last day specified in such notice.

     9.   General.

          (a) SNC shall, at all times during the term of the Option, reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this Option, and shall pay all original issue and transfer taxes with respect to the issue and transfer of Shares pursuant hereto and all other fees and expenses necessarily incurred by SNC in connection therewith.

          (b) This Option is not intended by the parties to qualify as an Incentive Stock Option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and the parties shall not construe it as such.

          (c) Upon its expiration, the Option shall have no further force or effect and Optionee shall have no further rights under the Option or to any Shares which have not been purchased pursuant to prior exercise of the Option.

     10.  Resale and Transfer Restrictions.

          (a) The Optionee shall not resell any SNC Common Stock purchased by the exercise of this Option except in compliance with all applicable state and federal securities laws and regulations.

          (b) In the event that the Optionee is deemed to be an Affiliate of SNC, as defined in Rule 405 promulgated under the Securities Act of 1933, any resale or transfer of the Shares of SNC Common Stock acquired pursuant to this Option shall, under existing law, require either (i) the further registration under the Securities Act of 1933 of the Shares of SNC Common Stock to be transferred, (ii) compliance with Rule 144 promulgated under the Securities Act of 1933 or, (iii) the availability of another exemption from registration.

          (c) Optionee acknowledges that the stock certificates or certificates to be delivered to him upon the exercise of this Option shall reflect these limitations in the form of stock transfer restrictions.

     11. Tax Consequences. Optionee has not relied upon SNC with respect to any tax consequences related to the grant or exercise of this Option, or the disposition of shares purchased pursuant to its exercise. Optionee acknowledges that, as a result of the grant and/or exercise of the Option, Optionee may incur a substantial tax liability. Optionee assumes full responsibility for all such consequences and for the filing of all tax returns and elections Optionee may be required or find desirable to file in connection therewith. In the event any valuation of the Option or Shares purchased pursuant to its exercise must be made under federal or state tax laws and such valuation affects any return or election of SNC, Optionee agrees that SNC may determine such value and that Optionee will observe any determination so made by SNC in all returns and elections filed by Optionee. In the event that SNC or its subsidiaries is required by applicable law to collect any withholding, payroll or similar taxes on Optionee by reason of the grant or any exercise of the Option, Optionee agrees that SNC or its subsidiaries may withhold such taxes from any monetary amounts otherwise payable by SNC or its subsidiaries to the Optionee and that, if such amounts are insufficient to cover the taxes required to be collected, Optionee will pay to SNC or its subsidiaries such additional amounts as are required.

     12. Notices. Any and all notices under this Option shall be in writing, and sent by hand delivery or by certified or registered mail (return receipt requested and first-class postage prepaid), in the case of SNC, to its Stock Transfer Department to the attention of the stock transfer agent, and in the case of Optionee, to Optionee's address as shown on the SNC records.

     13. Governing Law. This Agreement shall be construed and enforced in accordance with the State of North Carolina.

     14. Modifications. No change or modification of this Option shall be valid unless the same is in writing and signed by the parties hereto, their respective agents and/or beneficiaries.

     IN WITNESS WHEREOF, SNC has caused this Option to be duly executed by its authorized officers and for its seal to be hereunto affixed as by law provided and the Optionee has hereunto set his hand and seal and has adopted the word "SEAL" set opposite his hand as and for his personal seal, all on the day and year first above written.


CORPORATE SEAL

ATTEST:                         SOUTHERN NATIONAL CORPORATION


____________________(SEAL)      __________________________(SEAL)
______ Secretary                ______ President

                                OPTIONEE:


                                __________________________(SEAL)




                            EXHIBIT I




Southern National Corporation
500 N. Chestnut Street
Lumberton, North Carolina  28358

Attn:  Stock Transfer Department


                 SNC Non-Qualified Stock Option

Dear Sir:

     Pursuant to the terms and conditions of that certain Non-qualified Stock Option Agreement dated _______________ (the "Option"), I desire to purchase ______ Shares of the Common Stock of SNC, and (i) __________ (check if applicable) hereby tender payment in full, or (ii) __________ (check if applicable) will deliver full payment for such shares against delivery of the certificate therefore on ____________________, and/or (iii) _______ (check if applicable) make delivery of my SNC Common Stock previously acquired for such Shares in accordance with the terms of the Option.


                                Very truly yours,



_______________                 ________________________________
Date                            Signature of Optionee


                                ________________________________
                                Typed or Printed Name